Exhibit 99.1

Adsouth Partners, Inc. Provides Update On Genco Power Solutions Subsidiary; Genco Enters into Contracts for 23 Orders for Standby Generators in First Month of Operation

Average Order $20,500 or Approximately $500,000 in Total Orders; Billy Mays, a Florida Resident Signed to Be Featured in Broadcast Driven Direct Response Campaign

Adsouth Partners, Inc. (OTCBB:ASPR), today provided a business update on its new majority-owned subsidiary, Genco Power Solutions (Genco), http://www.gencopowersolutions.com, which markets, sells, installs and services integrated power generator systems to residential homeowners and commercial business throughout Florida. Genco operates as an additional product category of Adsouth's Product Division.

During the first month of operation, Genco has entered into contracts for 23 orders for standby generators. The average order per contract is about $20,500 or approximately $500,000 in total orders. Genco expects to commence its first installations in the first quarter 2006 and believes it can fully complete 3 to 5 installations during the first quarter. Therefore, Adsouth could realize some revenues from Genco during the first quarter 2006. Adsouth had previously reported on February 9, 2006 that it did not anticipate any revenue contribution during the first quarter 2006 from Genco.

In order to develop the business more fully, Genco is acquiring capital equipment and hiring installation personnel. Genco has initiated a strategic ramp up of its infrastructure in order to realize the cost and time saving of utilizing internal resources during the installation process versus independent contractors. Due to this strategy, Adsouth is projecting Genco's gross margin will increase to 40%. Today, Genco employs no less than 25 individuals from experienced vice presidents, customer service representatives, electrical engineers, and 15 sales professionals covering the Tri-County area of South Florida.

Genco's radio advertising program continues to be very successful, generating over 1,200 leads during the first month of business. Genco currently has over 400 additional appointments scheduled for the remainder of the first quarter ending March 30. The subsidiary marketing strategy is based on a traditional Direct Response marketing matrix and to date has invested $40,000 in advertising expenditures, which calculates to the effective rate of a $33 cost per lead. Currently, Genco is running at a 10% closure rate, resulting in a $333 cost per customer acquisition rate. Based on an average sale of $20,500, Genco is currently realizing a 2% advertising load, which is well below the Company's original estimates and industry averages.


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John Cammarano, Adsouth's Chief Executive Officer commented, "Genco's fast start and operational progress during its first month of business has exceeded our expectations. We believe we can quickly expand this business by meeting the rapidly growing demand for power generator systems particularly in regions associated with hurricanes and other severe weather conditions that result in power outages." Mr. Cammarano continued, "It is Adsouth's goal to enter product categories with limited competition and prove their potential by gauging consumer demand through our direct response experience. No matter if we are selling consumer durables or mass retail products, Adsouth will continue to leverage our model in the same manner."

In addition, Adsouth has signed industry powerhouse Billy Mays as the spokesperson for the Company's majority-owned subsidiary, Genco. Mr. Mays will be featured in commercials on both TV and radio, being created and produced by Adsouth for the broadcast media. Genco will target the Florida marketplace with the first radio spot airing on March 2, 2006. Billy Mays is a national celebrity spokesperson for numerous household related products including, Oxi Clean and Orange Glo.

Billy Mays explained, "As a Florida resident, I have seen first hand the hardships caused by the loss of power due to severe weather conditions to both families and businesses. There is a growing demand and a real need in both the residential and commercials sectors for power generation systems, not only for the continuation of basic everyday needs and services, but more importantly for safety and security of family and assets."

John Cammarano, Adsouth's Chief Executive Officer commented, "We are extremely pleased to have Billy Mays as our spokesperson for Genco and working with us to expand our brand. Genco's value proposition is built on integrating Adsouth's direct to consumer and direct response advertising capabilities, with our new management team's experience in engineering, permitting and installation of power generator systems. Adding Billy Mays to this mix will help drive the importance of adding a power generator system to a home or business and relating to Genco's targeted consumer."

To preview a copy of the overview of Genco's consumer sales presentation and the first Billy Mays radio spot please click on the following link:
http://www.gencopowersolutions.com.

Adsouth will report financial results for the fourth quarter and full-year ended December 31, 2005 on Monday, March 20, 2006 before the market opens and hold a live conference call on the same day at 11:00 a.m. Eastern Time. Investors who would like to participate on the conference call, should call 800-565-5442 if calling within the United States or 1-913-312-1298 if calling internationally approximately 5 to 10 minutes prior to 11:00 a.m. or access the call via Adsouth's website at http://www.adsouthpartners.com.


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About Adsouth Partners, Inc.

Adsouth Partners is a vertically integrated direct response marketing company that generates revenues from the placement of advertising, the production of advertisements, creative advertising and public relations consulting services. Since mid 2004, it has expanded its activities as it obtained the rights to products that it markets and sells to retail outlets. Adsouth Partners, through its product division DermaFresh, has previously announced shipments to several of the largest retailers in the country. A complete list is available on our website at http://www.adsouthinc.com and a preview of the products offered is available at http://www.dermafresh.com

Information on our websites and any other websites do not constitute a part of this press release.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Events that may arise could prevent the implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Form 10-KSB filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

AdSouth Partners, Inc., Boca Raton
John Cammarano, 561-750-0410
or
Investor Relations:
Alliance Advisors
John Lovallo, 203-431-0587
http://www.allianceadvisors.net




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